[LOGO]
                        Central Power and Light Company
539 North Carancahua Street
                            Corpus Christi, Texas 78401-2802

                                                                  March   , 1997
Dear Shareholder:

    Please find enclosed important information pertaining to a proposed amendment to the Restated Articles of Incorporation (the "Articles") of Central Power and Light Company ("CPL") which will be considered at a Special Meeting of its Shareholders. We would greatly appreciate your giving prompt attention to the enclosed material which you are urged to read in its entirety.

    The Articles presently limit CPL's ability to issue securities representing
(i) unsecured indebtedness to no more than 20% of the aggregate of its capital, surplus and secured debt and (ii) unsecured indebtedness maturing in less than ten years to 10% of such aggregate. These 20% and 10% restrictions limit CPL's flexibility in planning and financing its business activities. With flexibility and cost structure being crucial factors to success in a competitive utility environment, CPL ultimately may be placed at a competitive disadvantage if these restrictions are not removed from the Articles. The proposed amendment, as set forth and explained in the enclosed Proxy Statement, would remove the 20% and 10% restrictions.

    If you vote in favor of the proposed amendment and it passes, you will be entitled to receive a special cash payment in the amount of $.50 per share for each share that you vote in favor of the proposed amendment. Information pertaining to the special cash payment is included with the enclosed material.

    Central and South West Corporation ("CSW") is currently making an offer to purchase all shares of CPL's 4.20% and 4.00% cumulative preferred stock. Shareholders of the 4.20% and 4.00% series are entitled to vote for the proposed amendment, and to receive the special cash payment, regardless of whether they tender shares pursuant to CSW's offer.

    It is important to your interests that all shareholders, regardless of the number of shares owned, vote at the Special Meeting. Even if you plan to attend the Special Meeting, WE URGE YOU TO MARK, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS INCLUDED WITHIN, AND RETURN IT, BY MAIL OR FACSIMILE, PRIOR TO THE DATE OF THE SPECIAL MEETING TO CENTRAL AND SOUTH WEST SERVICES, INC., GOLDMAN, SACHS & CO., OR SMITH BARNEY INC. AT THE ADDRESS OR FACSIMILE NUMBER LISTED IN THE ENCLOSED PROXY STATEMENT. By signing and returning your proxy promptly, you are assuring that your shares will be voted.

    You are cordially invited to attend the Special Meeting which will be held at CPL's principal office, 539 North Carancahua Street, Corpus Christi, Texas,
on       ,             , 1997 at 4:45 p.m., central time.

    If you have any questions regarding the proposed amendment or the Special
Meeting, please call [              ] of CPL at [              ], D.F. King &
Co., Inc., the Information Agent, at
(800) 755-3107, Goldman, Sachs & Co., at (800) 828-3182, Smith Barney Inc. at
(800) 655-4811, Lehman Brothers at [              ] or your Broker-Dealer.

    Thank you for your continued interest in CPL.

Sincerely yours,

[/S/]                                          [/S/]
M. Bruce Evans                                 Glenn Files
Director and President                         Director

Goldman, Sachs & Co.                                                     Smith Barney Inc.

                           NOTICE AND PROXY STATEMENT
                        SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD                , 1997

                            ------------------------

                        CENTRAL POWER AND LIGHT COMPANY
                          539 NORTH CARANCAHUA STREET
                        CORPUS CHRISTI, TEXAS 78401-2802

                                     [LOGO]

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
                        CENTRAL POWER AND LIGHT COMPANY
                          539 NORTH CARANCAHUA STREET
                        CORPUS CHRISTI, TEXAS 78401-2802

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON                , 1997

                            ------------------------

TO THE SHAREHOLDERS OF
CENTRAL POWER AND LIGHT COMPANY:

    NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Central Power and Light Company ("CPL") will be held at CPL's principal office, 539
North Carancahua Street, Corpus Christi, Texas 78401-2802, on         ,
            , 1997 at 4:45 p.m., central time, for purposes of considering the removal from the Restated Articles of Incorporation subparagraph (c) of paragraph 6 of Article VI, which limits CPL's ability to issue unsecured indebtedness and transacting such other business as may legally come before the meeting.

    Only shareholders of record at the close of business on         ,
            , 1997, will be entitled to vote at the meeting and at any adjournment thereof. Holders of cumulative preferred stock ("Preferred Shareholders"), whether or not they now expect to be present at the meeting, are requested to mark, date and sign the enclosed proxy, and return it prior to the date of the Special Meeting. An addressed envelope, on which no postage stamp is necessary if mailed in the United States, is enclosed for use in returning the proxy. Preferred Shareholders who execute and deliver the enclosed proxy have the power to revoke such proxy at any time before the authority granted by the proxy is exercised.

                                          CENTRAL POWER AND LIGHT COMPANY
                                          BY [             ], SECRETARY

Dated: March   , 1997

                        CENTRAL POWER AND LIGHT COMPANY
                                PROXY STATEMENT
        With respect to its Common Stock and Cumulative Preferred Stock

INTRODUCTION

    This Proxy Statement is first being mailed on or about                   ,
1997 to the shareholders of Central Power and Light Company, a Texas corporation ("CPL"), in connection with the solicitation of proxies by the Board of Directors (the "Board") of CPL for use at the Special Meeting of shareholders to
be held on             , 1997, or any adjournment or postponement of such
meeting (the "Special Meeting"). At the Special Meeting, the shareholders of CPL will vote upon a proposed amendment to CPL's Restated Articles of Incorporation ("Articles").

    If the proposed amendment is approved and adopted by CPL's shareholders, CPL will make a special cash payment in the amount of $.50 per share (the "Cash Payment") to each preferred shareholder who voted in favor of the proposed amendment. IF A PREFERRED SHAREHOLDER VOTES AGAINST THE PROPOSED AMENDMENT OR ABSTAINS, SUCH PREFERRED SHAREHOLDER SHALL NOT BE ENTITLED TO THE CASH PAYMENT (REGARDLESS OF WHETHER THE PROPOSED AMENDMENT IS APPROVED AND ADOPTED).

    CENTRAL AND SOUTH WEST CORPORATION ("CSW") IS CURRENTLY MAKING AN OFFER TO PURCHASE ALL SHARES OF CPL'S 4.20% (THE "4.20% SERIES") AND 4.00% (THE "4.00% SERIES") CUMULATIVE PREFERRED STOCK (THE "OFFER"). SHAREHOLDERS OF THE 4.20% AND 4.00% SERIES ARE ENTITLED TO VOTE FOR THE PROPOSED AMENDMENT, AND TO RECEIVE THE CASH PAYMENT, REGARDLESS OF WHETHER THEY TENDER SHARES PURSUANT TO THE OFFER.

VOTING SECURITIES, RIGHTS AND PROCEDURES

    Only holders of record of CPL's voting securities at the close of business
on             , 1997 (the "Record Date") will be entitled to vote in person or by proxy at the Special Meeting. The outstanding voting securities of CPL for purposes of voting on the proposed amendment are divided into two classes: common stock and cumulative preferred stock. The class of cumulative preferred stock has been issued in five series of preferred with the record holders of all shares of the cumulative preferred stock voting together as one class. The shares outstanding on the date of the Special Meeting, and the vote to which each share is entitled in consideration of the proposed amendment, are as follows:

CLASS                                                   SHARES OUTSTANDING    VOTES PER SHARE
------------------------------------------------------  -------------------  -----------------
Common Stock (Par Value $25 per share)................        6,755,535             1 vote
Cumulative Preferred Stock (Par Value $100 per
  Share)..............................................        1,775,000             1 vote

    The affirmative vote of the holders of two-thirds of the outstanding shares of each of CPL's (i) common stock and (ii) cumulative preferred stock, all series of the cumulative preferred stock voting together as one class, is required to approve the proposed amendment to be presented at the Special Meeting. Abstentions and broker non-votes will have the effect of votes against the proposed amendment. CSW, which owns all of the outstanding common stock of CPL, has advised CPL that it intends to vote all of the outstanding shares of common stock of CPL in favor of the proposed amendment.

    Votes at the Special Meeting will be tabulated preliminarily by Central and South West Services, Inc., a wholly owned subsidiary of CSW. Inspectors of Election, duly appointed by the presiding officer of the Special Meeting, will definitively count and tabulate the votes and determine and announce the results at the meeting. CPL has no established procedure for confidential voting. There are no rights of appraisal in connection with the proposed amendment.

PROXIES

    THE ENCLOSED PROXY IS SOLICITED BY CPL'S BOARD, WHICH RECOMMENDS VOTING FOR THE PROPOSED AMENDMENT. ALL SHARES OF CPL'S COMMON STOCK WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF CPL'S BOARD. Shares of CPL's cumulative preferred stock represented by properly executed proxies received, by mail or facsimile, at or prior to the Special Meeting will be voted in accordance with the instructions thereon. If no instructions are indicated, duly executed proxies will be voted in accordance with the recommendation of the Board. It is not anticipated that any other matters will be brought before the Special Meeting. However, the enclosed proxy gives discretionary authority to the proxy holders named therein should any other matters be presented at the Special Meeting, and it is the intention of the proxy holders to act on any other matters in accordance with their best judgment.

    Execution of a proxy will not prevent a shareholder from attending the Special Meeting and voting in person. Any shareholder giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of CPL written notice of revocation bearing a later date than the proxy, by delivering a duly executed proxy bearing a later date, or by voting in person by ballot at the Special Meeting.

    CPL will bear the cost of the solicitation of proxies by the Board. CPL has engaged D.F. King, Inc. to assist in the solicitation of proxies for an estimated fee of $10,000 plus reimbursement of reasonable out-of-pocket expenses. Proxies will be solicited by mail or by telephone. In addition, officers and employees of CPL may also solicit proxies personally or by telephone; such persons will receive no additional compensation for these services.

    CPL has requested that brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of shares of CPL's cumulative preferred stock held of record by such persons and will reimburse such brokers and other fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith.

    An application has been filed with the Securities and Exchange Commission ("SEC") under the Public Utility Holding Company Act of 1935, as amended ("Holding Company Act") requesting approval of the proposed amendment. CPL has received a preliminary order, permitting the solicitation of proxies, from the SEC under the Holding Company Act.

CASH PAYMENTS

    Subject to the terms and conditions set forth in this Proxy Statement, if (but only if) the proposed amendment is approved and adopted by the shareholders of CPL, CPL will make a Cash Payment to each preferred shareholder whose shares are properly voted in favor of the proposed amendment, in person by ballot or by proxy, at the Special Meeting in the amount of $.50 for each share held by such preferred shareholder on the Record Date which is so voted. The Company has been advised that there is uncertainty under state law, due to the lack of controlling precedent, as to the permissibility of making the Cash Payment. While the Company cannot predict how a court would rule on the issue, the Company believes that the Offer is fair to Preferred Shareholders and has determined to make the Cash Payment. CASH PAYMENTS WILL BE MADE TO PREFERRED SHAREHOLDERS AS OF THE RECORD DATE IN RESPECT OF EACH SHARE WHICH IS SO VOTED ONLY IF SUCH SHARES ARE VOTED FOR THE ADOPTION OF THE PROPOSED AMENDMENT. If the Proposed Amendment is approved and adopted, Cash Payments will be paid out of CPL's general funds, promptly after the proposed amendment shall have become effective. However, no accrued interest will be paid on the Cash Payments regardless of any delay in making payments.

    Only preferred shareholders on the Record Date (or their legal representatives or attorneys-in-fact) are entitled to vote at the Special Meeting and to receive Cash Payments from CPL. Any beneficial holder of shares who is not the registered holder of such shares as of the Record Date (as would be the case for any beneficial owner whose shares are registered in the name of such holder's broker, dealer, commercial bank, trust company or other nominee) must arrange with the record preferred shareholder to execute and deliver a proxy form on such beneficial owner's behalf. If a beneficial holder of shares intends to attend the Special Meeting and vote in person, such beneficial holder must obtain a legal proxy form from his or her broker, dealer, commercial bank, trust company or other nominee. CPL will make Cash Payments only to record preferred shareholders. Any beneficial holder of shares who is not the registered holder of such shares as of the Record Date must arrange with the record preferred shareholder to receive his proportionate interest in the Cash Payments made to such record preferred shareholder. CPL will have no responsibility or liability for any aspect of the records relating to or payments made on account of any beneficial holder's interest in the Cash Payments made to a record preferred shareholder.

    PREFERRED SHAREHOLDERS OF THE 4.20% SERIES AND THE 4.00% SERIES ARE ENTITLED TO VOTE FOR THE PROPOSED AMENDMENT, AND TO RECEIVE THE CASH PAYMENT, REGARDLESS OF WHETHER THEY TENDER SHARES PURSUANT TO THE OFFER.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    As noted above, CSW owns all the outstanding common stock of CPL.

    Pursuant to Section 13(d) of the Exchange Act, a beneficial owner of a security is any person who directly or indirectly has or shares voting or investment power over such security. No person or group is known by management of CPL to be the beneficial owner of more than 5% of CPL's class of cumulative preferred stock as of the Record Date.

    CPL's directors and executive officers do not beneficially own any shares of any series of CPL's cumulative preferred stock as of the Record Date. The beneficial ownership of CSW's common stock held by each director, as well as directors and executive officers as a group, as of December 31, 1996, is set forth in the following table. Share amounts shown include options exercisable within 60 days after year-end, restricted stock, shares of CSW common stock credited to CSW Thrift Plus accounts and all other shares of CSW common stock beneficially owned by the listed persons.

                                                                   AMOUNT AND NATURE
NAME OF BENEFICIAL OWNER(1)                                   OF BENEFICIAL OWNERSHIP(2)
-------------------------------------------------------  -------------------------------------
John F. Brimberry......................................                      359.77
E.R. Brooks............................................                  113,690.32
M. Bruce Evans.........................................                   13,223.00
Glenn Files............................................                   33,722.76
Robert A. McAllen......................................                    1,500.00
Loyd S. Neal, Jr.......................................                    1,197.00
H. Lee Richards........................................                    1,400.00
J. Gonzalo Sandoval....................................                   14,011.00
Gerald E. Vaughn.......................................                    3,162.37

All directors and executive officers as a group........                  188,809.89shares

                                                              (representing .05% of the class)

------------------------

(1) No individual listed beneficially owned more than .03% of the outstanding shares of common stock of CSW.

(2) Includes shares of restricted stock in the following amounts: E.R. Brooks--17,074, M. Bruce Evans--3,574, Glenn Files--6,333, Gonzalo Sandoval--1,605 and Gerald E. Vaughn--1,500; and all directors and officers as a group--31,586. Includes shares which there is a right to acquire within

    60 days pursuant to the exercise of stock options in the following amounts:
    E.R. Brooks--54,315; M. Bruce Evans--8,928; Glenn Files--19,067; Gonzalo Sandoval--5,592; and all directors and executive officers as a group--95,110.

BUSINESS TO COME BEFORE THE SPECIAL MEETING

    The following proposed amendment to CPL's Articles is the only item of business expected to be presented at the Special Meeting:

    To remove in its entirety subparagraph (c) of paragraph 6 of Article VI, limiting CPL's ability to issue unsecured indebtedness.

EXPLANATION OF THE PROPOSED AMENDMENT

    Without the consent of the majority of the holders of CPL's cumulative preferred stock, the Articles currently prohibit the issuance or assumption of any unsecured notes, debentures or other securities representing unsecured indebtedness (other than for the purpose of refunding outstanding unsecured indebtedness resulting in later maturities or for funding existing unsecured indebtedness (not represented by unsecured obligations)) if, immediately after such issuance or assumption, (a) the total outstanding principal amount of all securities representing unsecured debt would exceed 20% of the aggregate of (1) the total principal amount of all outstanding secured debt of CPL and (2) the capital and surplus of CPL or (b) the total outstanding principal amount of all securities representing unsecured debt maturing in less than ten years would exceed 10% of such aggregate. The proposed amendment, if adopted, would eliminate in its entirety subparagraph (c) of paragraph 6 of Article VI, as set forth below, from the Articles.

                                     * * *

    "(c) issue or assume any unsecured notes, debentures or other securities representing unsecured indebtedness (herein referred to as "unsecured obligations"), for any purpose other than refunding or renewing outstanding unsecured obligations resulting in later maturities or funding existing unsecured indebtedness (not represented by unsecured obligations), if immediately after such issue or assumption (1) the principal amount of all unsecured obligations issued or assumed by the corporation and then outstanding would exceed 20% of the aggregate of (i) the principal amount of all bonds or other securities representing secured indebtedness issued or assumed by the corporation and then outstanding and (ii) the total capital stock and surplus of the corporation as then recorded on its books, or (2) the principal amount of all unsecured obligations maturing in less than ten years, issued or assumed by the corporation and then outstanding, computed as herein provided, would exceed 10% of such aggregate. For the purposes of this subparagraph (c), the principal amount of any unsecured obligations which had an original single maturity of more than ten years from the date thereof, and the principal amount of the final maturity of any serially-maturing unsecured obligations which had one or more original maturities of more than ten years from the date thereof, shall not be regarded as unsecured obligations maturing in less than ten years until such principal amount shall be due or required to be paid within three years."

REASONS FOR THE PROPOSED AMENDMENT

    CPL believes that regulatory, legislative and market developments are leading to a more competitive environment in the electric utility industry. As competition intensifies, flexibility and cost structure will be even more crucial to success in the future. Given that the electric industry is extremely capital intensive, controlling and minimizing financing costs are essential ingredients to operating effectively in the new competitive environment. It is, therefore, for those two reasons, flexibility and cost structure, that you are being asked to vote in favor of the proposed amendment.

    CPL believes that adoption of the proposed amendment is key to meeting the objectives of flexibility and cost structure. If adopted, the amendment would eliminate the current provision of CPL's Articles that limits the total amount of CPL's unsecured indebtedness to 20% of the total amount of CPL's secured indebtedness, plus capital and surplus, and the amount of short-term unsecured debt to 10% of such total amount. Historically, CPL's debt financing generally has been accomplished through the issuance of long-term first mortgage bonds and a modest amount of unsecured short-term debt. First mortgage bonds represent secured indebtedness because they place a first priority lien on substantially all of CPL's assets. The Indenture dated January 1, 1943, as amended, between CPL and The First National Bank of Chicago and R.D. Manella, as Trustees, (the "First Mortgage Bond Indenture") contains certain restrictive covenants with respect to, among other things, the disposition of assets and the ability to issue additional first mortgage bonds. Short-term debt, usually the lowest cost debt available to CPL, represents one type of unsecured indebtedness. The proposed amendment will not only allow CPL to issue a greater amount of unsecured debt, it will also allow CPL to issue a greater amount of total debt. CPL will consider changing the mix of debt securities toward more issuances on a short-term and unsecured basis. Additionally, CPL may issue certain tax deductible trust preferred securities which would be classified as unsecured debt under CPL's current Articles. CPL has filed a Registration Statement on Form S-3 with the SEC for the issuance of tax-deductible trust preferred securities.

    Inasmuch as the 10% and 20% provisions contained in the Articles limit CPL's flexibility in planning and financing its business activities, CPL believes it ultimately will be at a competitive disadvantage if the provision is not eliminated. The industry's new competitors (for example, power marketers, independent power producers and cogenerating facilities) generally are not subject to the type of financing restrictions the Articles impose on CPL. Recently, several other utilities with the same or similar charter restrictions have successfully eliminated such provisions by soliciting their shareholders for the same or similar amendments. Therefore, many potential utility competitors have no comparable provision restricting the use of unsecured debt. While CPL's current low-cost structure has been instrumental in reducing the ability of other competitors to attract CPL's large bulk power customers, CPL must continue to explore new ways of reducing costs and enhancing flexibility. CPL believes that the adoption of the proposed amendment will be in the best long-term competitive interests of shareholders by enhancing its ability to meet the two objectives described below.

    FINANCIAL FLEXIBILITY

    CPL believes that in the long run, various types of unsecured debt alternatives will increase in importance as an option in financing its construction program and refinancing high-cost mortgage bonds. The availability and flexibility of unsecured debt is necessary to take full advantage of changing conditions in securities markets. CPL presently intends to continue to rely on unsecured debt up to the 10% or 20% maximum amounts currently allowable under the Articles. In addition, although CPL's earnings currently are sufficient to meet the earnings coverage tests contained in its First Mortgage Bond Indenture that must be satisfied in certain instances before issuing additional first mortgage bonds, there could be periods, when, because of an inability to meet the Articles test, CPL would be unable to issue any additional preferred stock. An inability to issue preferred stock in the future, combined with the inability to issue additional unsecured debt, would limit CPL's financing options to either additional first mortgage bonds (assuming that the earnings coverage test could be met) or additional common stock.

    COST STRUCTURE

    CPL's use of unsecured short-term debt is subject to the 10% and 20% provisions contained in the Articles. CPL believes that the prudent use of such debt in excess of this provision is vital to effective financial management of the business. Not only is unsecured short-term debt generally the least expensive form of capital, it also provides flexibility in meeting seasonal fluctuations in cash requirements, acts as a bridge between issues of permanent capital and can be used when unfavorable conditions prevail in the market for long-term capital.

    For purposes of the 10% and 20% provisions, tax-deductible trust preferred securities are considered to be unsecured debt, and accordingly the use of tax-deductible trust preferred securities is limited by the 10% and 20% provisions. Tax-deductible trust preferred securities generally have a lower after-tax cost than traditional perpetual preferred stock.

    FOR THE ABOVE REASONS, CPL'S BOARD BELIEVES THE BEST LONG-TERM INTERESTS OF SHAREHOLDERS ARE SERVED BY, AND ENCOURAGES SHAREHOLDERS TO VOTE FOR, THE ADOPTION OF THE PROPOSED AMENDMENT.

CERTAIN EFFECTS OF THE PROPOSED AMENDMENT

    If the proposed amendment becomes effective, preferred shareholders will no longer be entitled to the benefits of the Articles provision limiting the amount of unsecured debt CPL may issue, which will have been deleted by the proposed amendment. As discussed above, such provision places restrictions on CPL's ability to issue or assume unsecured indebtedness. Although CPL's debt instruments may contain certain restrictions on CPL's ability to issue or assume debt, any such restrictions may be waived and the increased flexibility afforded CPL by the deletion of the Articles provision may permit CPL to take certain actions that may increase the credit risks with respect to CPL, adversely affecting the market price and credit rating of the shares of preferred stock or otherwise be materially adverse to the interests of the preferred shareholders. In addition, to the extent that CPL elects to issue additional unsecured debt, including trust preferred securities, the preferred shareholders' relative position in CPL's capital structure could be perceived to decline, which in turn could adversely affect the market price and credit rating of the shares of preferred stock.

RATING AGENCIES

    Moody's Investors Service, Inc., Duff & Phelps Credit Rating Co. and Standard & Poor's Rating Services (the "Rating Agencies") have been advised of the proposed amendment. The Rating Agencies have advised CPL that the adoption of the proposed amendment will not result in a reduction of the preferred stock's current ratings.

    Ratings are not recommendations to purchase, hold or sell shares of the preferred stock inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based on current information furnished to the Rating Agencies by CPL and obtained from other sources. The ratings may be changed, suspended or withdrawn as a result of changes in, or the unavailability of, such information.

FINANCIAL AND OTHER INFORMATION RELATING TO CPL

    The financial statements of CPL and related information included in its Annual Report on Form 10-K for the year ended December 31, 1996, as filed with the SEC, is hereby incorporated by reference. CPL will provide without charge, upon the written or oral request of any person (including any beneficial owner) to whom this Proxy Statement is delivered, a copy of such information (excluding certain exhibits). Such requests for information should be directed to Stephen
D. Wise, Director, Finance, Central and South West Corporation, 1616 Woodall Rodgers Freeway, Dallas, TX 75202, as agent for CPL, telephone (214) 777-1000.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    Upon recommendation of the Audit Committee of CSW's board of directors, such board employed on April 18, 1996 Arthur Andersen LLP as independent public accountants for CSW and its subsidiaries, including CPL, for the year 1996. Representatives of Arthur Andersen LLP are expected to be present at the Special Meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a general summary of the principal United States federal income tax consequences of the receipt of Cash Payments and the adoption of the proposed amendment. This summary is addressed only to preferred shareholders who are "United States Holders" as defined below. This summary does not address all aspects of federal income taxation that may be relevant to a particular preferred shareholder in light of such preferred shareholder's individual circumstances or to preferred shareholders subject to special treatment under the federal income tax laws, such as preferred shareholders who are not United States Holders, banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, dealers in securities and currencies, preferred shareholders who received their shares as part of a compensation arrangement with CPL, preferred shareholders who do not hold their shares as capital assets and preferred shareholders holding shares as part of a position in a "straddle" or as part of a "hedging," "conversion" or other integrated investment transaction for federal income tax purposes.

    The statements of law or legal conclusion set forth in this summary constitute the opinion of Christy & Viener, special tax counsel to CSW and CPL. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time. Such a change could adversely affect the tax consequences described herein, possibly on a retroactive basis. In addition, the authorities on which this summary is based are subject to various interpretations and it is therefore possible that the United States federal income tax treatment of the Cash Payments and the adoption of the proposed amendment may differ from the treatment described below.

    Preferred shareholders should consult their own tax advisors in light of their particular circumstances as to the application of United States federal income tax laws, as well as the effect of any state, local, or foreign tax laws.

    As used herein, the term "United States Holder" means a preferred shareholder that is (i) for United States federal income tax purposes, a citizen or resident of the United States, (ii) a corporation or partnership organized in or under the laws of the United States or any state thereof or the District of Columbia, or (iii) an estate or trust specified as being a "United States Person" in the Code.

    CASH PAYMENTS/MODIFICATION

    United States Holders, whether or not they receive Cash Payments, will not recognize any taxable income or loss with respect to their shares as a result of the modification of the Articles by the proposed amendment. The federal income tax treatment of the Cash Payments is not entirely clear. CPL will treat the Cash Payment as ordinary non-dividend income to recipient United States Holders.

    BACKUP WITHHOLDING AND INFORMATION REPORTING

    The amount of the Cash Payment paid to a United States Holder will be reported to such holder and to the Internal Revenue Service except in the case of corporations and other holders exempt from information reporting and backup withholding. Backup withholding at a rate of 31% will apply to any such payments made to non-exempt United States Holders unless the holder provides its taxpayer identification number and the certifications required to establish that it is not subject to backup withholding. In order to prevent backup withholding, each United States Holder voting in favor of the proposed amendment must provide such holder's taxpayer identification number and certify that such holder is not subject to backup withholding by completing the substitute Form W-9 included herewith.

    The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

PURPOSE OF SUBSTITUTE FORM W-9 AND FORM W-8

    To avoid backup withholding on Cash Payments, the preferred shareholder is required to notify CPL of his or her correct TIN by completing the Substitute Form W-9 attached to the proxy certifying that the TIN provided on Substitute Form W-9 is correct and that (a) the preferred shareholder has not been notified by the Internal Revenue Service that he or she is subject to federal income tax backup withholding as a result of failure to report all interest or dividends or
(b) the Internal Revenue Service has notified the preferred shareholder that he or she is no longer subject to federal income tax backup withholding. Foreign preferred shareholders must submit a properly completed Form W-8 in order to avoid the applicable backup withholding; provided, however, that backup withholding will not apply to foreign preferred shareholders subject to 30% (or lower treaty rate) withholding on the Cash Payments.

WHAT NUMBER TO GIVE TO CPL

    The preferred shareholder is required to give CPL the social security number or employer identification number of the registered owner of the shares. If the shares are in more than one name or are not in the name of the actual owner, consult the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional guidance on which number to report.

DELIVERY OF PROXIES

    Properly executed proxies must be received, by mail or facsimile, at or
prior to the Special Meeting which will be held on             ,             ,
1997. Such proxies may be mailed to Central and South West Services, Inc., at 1616 Woodall Rodgers Freeway, Dallas, Texas 75202 or sent by facsimile to (214)
777-[        ]. Properly executed proxies may also be delivered to Goldman,
Sachs & Co., at 85 Broad Street, New York, New York 10004 or by facsimile to
(212) 902-3000 or to Smith Barney Inc. at 390 Greenwich Street, New York, New York 10013 or by facsimile to (212) 723-8798.

                                          By Order of the Board of Directors

                                          Secretary

Dated: March   , 1997

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PROXY                                                                      PROXY
                        CENTRAL POWER AND LIGHT COMPANY

    The undersigned hereby appoints [                     ],
[                     ], and [                     ], or any of them, as
proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated hereunder and in their discretion with respect to any other business properly brought before the Special Meeting, all the shares of cumulative preferred stock of Central Power and Light Company ("CPL") which the undersigned is entitled to vote at the Special Meeting of
Shareholders to be held on             , 1997, or any adjournment(s) or
postponement(s) thereof.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CPL. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, the proxy will be voted FOR Item 1.

    Indicate your vote by an (X). The Board of Directors recommends voting FOR
Item 1.

ITEM 1.

    To remove from the Restated Articles of Incorporation subparagraph (c) of paragraph 6 of Article VI in its entirety, which limits CPL's ability to issue unsecured indebtedness.

               / /  FOR         / /  AGAINST         / /  ABSTAIN

    SHARES REPRESENTED BY ALL PROPERLY EXECUTED PROXIES WILL BE VOTED IN ACCORDANCE WITH INSTRUCTIONS APPEARING ON THIS PROXY. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

    ALTHOUGH HOLDERS OF CPL'S AUCTION RATE AND MONEY MARKET PREFERRED STOCK MAY ONLY PURCHASE AND TRANSFER THEIR SHARES IN BLOCKS OF 1,000 SHARES, SUCH SHAREHOLDERS MAY VOTE ANY NUMBER OF SHARES TO WHICH THEY ARE THE RECORD HOLDER. SHAREHOLDERS OF ALL SERIES OF CPL'S PREFERRED STOCK SHOULD INDICATE BELOW THE NUMBER OF SHARES THEY ARE VOTING.
    Number of Shares Voted: ______

    Please check box if you plan to attend the Special Meeting. / /